NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 27, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 15, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between China Netcom Group Corporation (Hong Kong) Limited and China Unicom Limited became effective before the opening on October 15, 2008. Each American Depositary Share (Each representing 20 Ordinary Shares) of China Netcom Group Corporation (Hong Kong) Limited was converted into 3.016 American Depositary Shares (Each representing 10 Ordinary Shares) of China Unicom (Hong Kong) Limited (Name changed from China Unicom Limited). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 15, 2008.